Exhibit 99.2

Telephone and Data Systems Announces Proposal to Acquire Public Shares of Array Digital Infrastructure

Proposed transaction aims to streamline corporate structure and enhance capital flexibility to support TDS’ long-term growth

CHICAGO, May 8, 2026 -- Telephone and Data Systems, Inc. (NYSE: TDS) (the “Company” or “TDS”) today announced that it has submitted a proposal to the Board of Directors of Array Digital Infrastructure, Inc. (NYSE: AD) (“Array”) to acquire, by way of a merger, all of the outstanding common shares of Array that are not currently owned by TDS in an all-stock transaction.

Under the terms of the proposal, each Array Common Share not owned by TDS would be exchanged for 0.86 of a TDS Common Share (the “Exchange Ratio”).

The Exchange Ratio assumes that the previously-announced spectrum license sales identified in the TDS offer letter will have closed prior to the closing of the transaction contemplated by the proposal (the “Closing”). The Exchange Ratio further assumes that the Array Board, consistent with its treatment of net proceeds from prior spectrum sales, will have declared and paid a dividend of $10.40 per share (approximately $900 million in aggregate) to Array stockholders prior to the Closing.

This Exchange Ratio reflects an at-market offer based, subject to the assumption described in the preceding paragraph, on yesterday’s closing prices.

The transaction is expected to qualify as a tax-free reorganization for U.S. federal income tax purposes.

“As TDS continues its transformation, this proposal is the next step in executing our strategy, simplifying our corporate structure and enhancing our ability to invest in targeted areas of growth,” said Walter Carlson, President and Chief Executive Officer of TDS. “Array has successfully transitioned to a tower-focused company, and we are committed to supporting its continued growth. By bringing Array fully under TDS’ ownership, Array’s stockholders would retain a significant interest in the tower business while gaining exposure to TDS’ growing fiber business. We expect the transaction to eliminate duplicative corporate costs, streamline corporate governance, increase share liquidity, and strengthen our capital structure, providing greater flexibility to pursue strategic investments across all our businesses, including towers and fiber. We believe this transaction will position the combined company for long-term growth.”

As detailed in the proposal sent to Array, which will be filed with the SEC, the proposed transaction would be subject to the negotiation and execution of mutually acceptable definitive transaction documents. A special committee of independent and disinterested directors of the Array Board of Directors has been formed to evaluate this proposal. The terms of the transaction would require the review and recommendation by the special committee and the approval of the disinterested stockholders of Array by a majority of the votes cast by the disinterested stockholders. The transaction would also be subject to approval of TDS stockholders and the satisfaction of customary closing conditions.

TDS does not intend to sell or otherwise transfer its interest in Array and will not entertain any third-party offers for Array or its assets in lieu of its proposal. TDS continues to support Array’s previously-disclosed intention to opportunistically monetize its remaining wireless spectrum.

TDS First Quarter 2026 Earnings Results
In a separate press release issued today, TDS reported its first quarter 2026 financial results. There will be a live conference call and webcast to discuss the results and address the proposed transaction today at 9:00 AM Central Time.
•Access the live call on the Events & Presentations page of investors.tdsinc.com or at https://events.q4inc.com/attendee/890846584

Before the call, certain financial and statistical information to be discussed during the call will be posted to investors.tdsinc.com. The call will be archived on the Events & Presentations page of investors.tdsinc.com.

Advisors
TDS has engaged Wells Fargo as its financial advisor and Sidley Austin LLP as its legal counsel in connection with the proposed transaction.

About TDS
Founded in 1969, Telephone and Data Systems provides broadband services and wireless infrastructure through its businesses, TDS Telecom and Array Digital Infrastructure, Inc.

About Array
Array is a leading owner and operator of shared wireless communications infrastructure in the United States. With over 4,400 cell towers in locations from coast to coast, Array enables the deployment of 5G and other wireless technologies throughout the country. Headquartered in Chicago, Array is approximately 82% owned by TDS.

For more information about TDS and its subsidiaries, visit:
TDS: tdsinc.com
Array: arrayinc.com
TDS Telecom: tdstelecom.com

NOT AN OFFER; ADDITIONAL INFORMATION
This communication relates to a proposed acquisition by Telephone and Data Systems, Inc. (“TDS”) of the outstanding common shares of Array Digital Infrastructure, Inc. (“Array”) that TDS does not currently own. This communication does not constitute an offer to buy, or a solicitation of an offer to sell, any securities of TDS or Array. In connection with the proposed transaction, if a definitive agreement is reached by TDS and Array, TDS may file with the Securities and Exchange Commission (“SEC”) a registration statement registering the TDS common shares that would be issued in connection with the proposed transaction and TDS and Array may file a joint proxy statement/prospectus relating to the proposed transaction. TDS and Array shareholders are urged to read the joint proxy statement/prospectus if and when it becomes available because it will contain important information about TDS, Array and the proposed transaction. The joint proxy statement/prospectus and other documents relating to the proposed transaction (when they become available) will also be able to be obtained free of charge from the SEC’s website at www.sec.gov. The joint proxy statement/prospectus and other documents (when they are available) will also be able to be obtained from Array upon written request to Array or from TDS upon written request to TDS.

FORWARD LOOKING STATEMENTS
This communication contains forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, which reflect TDS’ current estimates, expectations and projections about TDS’ future results, performance, prospects and opportunities. Such forward-looking statements may include, among other things, statements about the proposed acquisition of Array, the benefits and synergies of the proposed transaction, future opportunities for TDS, Array and the combined company, and any other statements regarding TDS’, Array’s or the combined company’s future operations, anticipated business levels, future earnings, planned activities, anticipated growth, market opportunities, strategies, competition and other expectations and estimates for future periods. Forward-looking statements include statements that are not historical facts and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “plan,” “may,” “should,” “will,” “would,” “project,” “forecast,” and similar expressions. These forward-looking statements are based upon information currently available to TDS and are subject to a number of risks, uncertainties, and other factors that could cause TDS’, Array’s or the combined company’s actual results, performance, prospects, or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Important factors that could cause TDS’, Array’s or the combined company’s actual results to differ materially from the results referred to in the forward-looking statements TDS makes in this communication include: the possibility that a definitive merger agreement to effect the proposed transaction may not be entered into; the possibility that the conditions to the consummation of the proposed transaction will not be satisfied; failure to obtain, delays in obtaining or adverse conditions related to obtaining shareholder or other approvals; the ability to obtain the anticipated business benefits of the transaction and the ability to obtain the anticipated tax treatment of the proposed transaction. In addition, the TDS business is subject to the risks and uncertainties described in TDS’ Annual Report on Form 10-K on file with the SEC and from time to time in other filed reports including TDS’ Quarterly Reports on Form 10-Q. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this communication are made only as of the date of this communication, and TDS undertakes no obligation to update any forward-looking information contained in this communication, or with respect to the announcements described herein to reflect subsequent events or circumstances.

PARTICIPANTS IN THE SOLICITATION
This communication is not a solicitation of a proxy from any security holder of TDS or Array. However, Array, TDS and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from shareholders of Array and TDS in connection with the proposed transaction under the rules of the SEC. Information about the directors and executive officers of TDS may be found in its Annual Report on Form 10-K, filed with the SEC on February 24, 2026 and its definitive proxy statement relating to its 2026 Annual Meeting, filed with the SEC on April 8, 2026. Information about the directors and executive officers of Array may be found in its Annual Report on Form 10-K, filed with the SEC on February 20, 2026 and its definitive proxy statement relating to its 2026 Annual Meeting, filed with the SEC on April 7, 2026.

Contacts
Media Inquiries:
FGS Global:
TDS@fgsglobal.com

Investor Inquiries:
John Toomey, Treasurer and Vice President, Corporate Relations
john.toomey@tdsinc.com

Karen Samples, Corporate Finance & Investor Relations Senior Manager
karen.samples@tdsinc.com